UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2018

GLOWPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35376	77-0312442
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 1300
Denver, Colorado 80203
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 640-3838

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On November 5, 2018, Glowpoint, Inc. (“Glowpoint”) and SharedLabs, Inc., a privately held global software and technology services company located in Jacksonville, Florida (“SharedLabs” and, together with Glowpoint, the “Companies”), issued a joint press release (the “Press Release”) announcing that the Companies had entered into a non-binding letter of intent, dated October 24, 2018 (the “Letter of Intent”), that sets forth the terms and conditions of a proposed merger of the Companies. Subject to the terms and conditions set forth in the Letter of Intent, Glowpoint would acquire 100% of the issued and outstanding equity securities of SharedLabs in exchange for an aggregate of 112,802,326 shares of Glowpoint’s Common Stock, par value $0.0001 per share (“Common Stock”). Upon consummation of the proposed business combination, the stockholders of Glowpoint existing prior to the transaction would collectively own an approximately 34% interest in the combined company. The shares of Common Stock to be issued by Glowpoint in the business combination are subject to certain adjustments as set forth in the Letter of Intent.
The Companies expect to negotiate and finalize definitive agreements relating to the business combination during the fourth calendar quarter of 2018. The closing of a business combination would be subject to, among other closing conditions, the receipt of all required approvals of the stockholders of Glowpoint and SharedLabs and any required third-party consents and regulatory clearances, the completion by SharedLabs of an equity financing on terms set forth in the Letter of Intent, the execution of one or more term sheets by SharedLabs with lending institutions for one or more credit facilities aggregating not less than $16 million in borrowing capacity, the satisfaction and termination prior to closing of all contracts or other agreements to which SharedLabs is a party that provide a counterparty with redeemable or contingent common stock or a guaranteed return, and other customary closing conditions, including satisfactory completion of due diligence by both parties and the execution by both parties of definitive legal documentation. If SharedLabs fails to meet its obligations under either the debt or equity financing closing conditions, Glowpoint may elect to proceed to close the business combination with a reduction in the shares of its Common Stock to be issued to SharedLabs’ stockholders in the transaction, on terms set forth in the Letter of Intent. Further, the shares of Glowpoint Common Stock to be issued in the transaction are subject to increase or decrease pursuant to certain “make-whole” provisions to be included in any definitive agreement regarding the transaction based upon each of the parties’ financial position at closing relative to certain agreed upon metrics included in the Letter of Intent.
Except as specifically set forth in the Letter of Intent, the Letter of Intent is not binding or enforceable and neither party thereto has any obligation to consummate a transaction of any kind until such time as the parties have entered into mutually agreeable definitive agreements, and then only subject to the terms and conditions thereof. There can be no assurance that any definitive agreement will be entered into or that the business combination will be completed on the terms set forth in the Letter of Intent or at all. In the event that the business combination is consummated, there can be no assurance that it will ultimately prove to be beneficial to Glowpoint’s stockholders.
The above description of the Press Release is qualified in its entirety by reference to the Press Release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The above description of the Letter of Intent is qualified in its entirety by reference to the Letter of Intent, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated November 5, 2018.
99.2	Non-Binding Letter of Intent, dated October 24, 2018, by and between Glowpoint, Inc. and SharedLabs, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

Date:	November 5, 2018	By:	/s/ Peter Holst
Name: Peter Holst
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 5, 2018.
99.2	Non-Binding Letter of Intent, dated October 24, 2018, by and between Glowpoint, Inc. and SharedLabs, Inc.